Exhibit 99.1

Investor Contact:	Press Contact:

Steve Kunszabo	Diane Hockenberry
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
steve.kunszabo@iridium.com	diane.hockenberry@iridium.com

IRIDIUM ANNOUNCES FIRST-QUARTER 2013 RESULTS; COMPANY AFFIRMS 2013 OUTLOOK

MCLEAN, Va. – May 2, 2013 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the first quarter of 2013 and affirmed its outlook for the full-year 2013. Net income was $14.9 million, or $0.17 per diluted share, for the first quarter of 2013, as compared to $12.4 million, or $0.16 per diluted share, for the first quarter of 2012. Operational EBITDA (“OEBITDA”)(1) for the first quarter was $46.8 million, as compared to $43.9 million for the prior-year period, representing year-over-year growth of 7 percent and an OEBITDA margin(1) of 53 percent. OEBITDA benefited from growth in commercial service revenue and lower operating costs.

Iridium reported first-quarter total revenue of $89.2 million, which consisted of $68.8 million of service revenue and $20.4 million of equipment, engineering and support revenue. Total revenue declined 5 percent versus the comparable period of 2012, while service revenue grew 3 percent from the year-ago period. Total revenue declined largely due to 20 percent lower equipment revenue resulting from fewer overall unit sales. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 77 percent of total revenue for the first quarter of 2013 as compared to 72 percent in the year-ago period.

The Company ended the quarter with 621,000 total billable subscribers, which compares to 544,000 for the year-ago period and is up from 611,000 for the quarter ended December 31, 2012. Total billable subscribers grew 14 percent year-over-year, driven by strength in machine-to-machine (“M2M”) and commercial voice customers.

“We affirmed our 2013 financial outlook across the board today, while continuing to make strong progress in key strategic areas for our business,” said Matt Desch, CEO, Iridium. “Our satellite network continues to perform well, and the Iridium NEXT build remains on budget and on schedule. Our global aviation monitoring venture, Aireon, has also taken a big step forward, recently announcing its first long-term commercial data service contract with NAV CANADA, the world’s largest provider of air traffic services for oceanic flights. This transformational new business is really beginning to take shape, as Iridium is now targeting nearly $500 million in revenue from the Aireon opportunity.”

Desch continued, “We’re also pleased to have recently closed on a large, multi-year agreement with Caterpillar, the world’s leading heavy equipment manufacturer, for satellite M2M services. This agreement strengthens our leadership position in our fastest-growing business line, which now accounts for 41% of our customer base and 18% of our total service revenue. Finally, we remain on track for a contract renewal with the Department of Defense during the third quarter of 2013, as we expect they’ll continue to rely on our robust product portfolio for global, secure, low-latency communications.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 60 percent of the Company’s total revenue during the first quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $53.7 million, a 5 percent increase from last year’s comparable period, primarily supported by a gain in M2M data customers.

•

Commercial voice and data subscribers increased 6 percent from the year-ago period to 332,000 customers. Commercial voice and data average revenue per user (“ARPU”) was $43 during the first quarter, a 4 percent year-over-year decrease. Voice and data ARPU declined primarily due to lower voice and circuit switched data customer usage. Commercial M2M data subscribers grew 30 percent from the year-ago period to 238,000 customers. Commercial M2M data ARPU was $16 during the first quarter, versus $18 in last year’s comparable period.

•

Iridium’s commercial business ended the quarter with 570,000 billable subscribers, which compares to 496,000 for the prior-year quarter and is up from 560,000 for the quarter ended December 31, 2012. M2M data subscribers represented 42 percent of billable commercial subscribers, an increase from 37 percent at the end of the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company has a strategic relationship with its U.S. Government customer supported by differentiated and robust product offerings.

•

Government service revenue was $15.1 million, a 4 percent decrease from the prior-year period, driven by a 10 percent decline in traditional voice subscribers, partially offset by 11 percent and 42 percent growth, respectively, in Netted Iridium® and M2M data customers.

•

Government voice and data ARPU was $136 during the first quarter, a 1 percent year-over-year decrease. Voice and data ARPU declined due to a higher mix of lower-priced Netted Iridium subscribers. Government M2M data ARPU was $19 during the first quarter, up from $18 during last year’s comparable period.

•

Iridium’s government business ended the quarter with 51,000 billable subscribers, which compares to 48,000 for the prior-year quarter and is unchanged from the quarter ended December 31, 2012. Government voice and data subscribers decreased 6 percent year-over-year due to reduced government spending and deployed troop levels. M2M data subscribers increased 42 percent year-over-year and represented 33 percent of billable government subscribers, an increase from 25 percent at the end of the prior-year period.

Equipment

•	Equipment revenue was $17.3 million during the first quarter, a 20 percent year-over-year decrease. Revenue declined from the year-ago quarter primarily due to lower overall unit sales.

•	The Company continues to believe that its equipment business will make roughly the same contribution to consolidated operating results in 2013 as it did in 2012 due to a strong committed order book.

Engineering & Support

•

Engineering and support revenue was $3.1 million during the first quarter, down 40 percent from the prior-year period, primarily resulting from a decline in scope of work for ongoing government projects.

Capital expenditures were $19.2 million for the first quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT, and upgraded ground network infrastructure at its commercial gateway. The Company ended the first quarter with a cash and marketable securities balance of $271.9 million and gross debt of $751.8 million. Net debt was $412.1 million.

2013 Outlook

The Company affirmed its full-year 2013 outlook for total billable subscriber growth, total service revenue growth and OEBITDA. The Company continues to expect:

•	Total billable subscriber growth between 15 percent and 20 percent for the full-year 2013

•	Total service revenue growth between 8 percent and 10 percent for the full-year 2013

•	Full-year 2013 OEBITDA to be between $215 million and $225 million. OEBITDA for 2012 was $205.8 million.

	2013 Outlook (February 2013)	2013 Outlook (May 2013)
Total Billable Subscriber Growth	15% to 20%	Affirmed
Total Service Revenue Growth	8% to 10%	Affirmed
Operational EBITDA (OEBITDA)	$215 million to $225 million	Affirmed

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company discloses Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT), stock-based compensation expenses, and the impact of purchase accounting. The Company also presents Operational EBITDA expressed as a percentage of revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), stock-based compensation expenses, and the impact of purchase accounting, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Supplemental Reconciliation of GAAP Net Income to Operational EBITDA

	Iridium Communications Inc.
	For the Three Months Ended March 31,
	2013	2012
	(In thousands)
GAAP net income	$14,934	$12,418
Interest expense	65	85
Interest income	(702)	(153)
Income taxes	7,549	(949)
Depreciation and amortization	18,231	24,204
Iridium NEXT expenses, net	5,060	6,729
Share-based compensation	1,904	1,668
Non-cash purchase accounting	(194)	(137)

Operational EBITDA	$46,847	$43,865

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, May 2, 2013. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. A replay of the conference call will be available beginning Thursday, May 2, 2013 through Thursday, May 9, 2013 at Iridium’s Investor Relations webpage. Callers can also dial (855) 859-2056 (U.S. only) or (404) 537-3406, Access Code 22209188, for an audio replay of the conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ever-expanding ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total billable subscriber growth, total service revenue growth and OEBITDA for the full-year 2013; the development of and timing for launch of Iridium NEXT; anticipated equipment revenue; anticipated revenues from Aireon, and expectations for contract renewal with the U.S. Department of Defense. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding increases in customer demand for Iridium’s products and services, including demand from the U.S. Government, Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and transition to Iridium NEXT, including expanded capacity and features, and the development of and market for Aireon’s global aviation monitoring service, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K filed with the Securities and Exchange Commission (“the SEC”) for the year ended December 31, 2012, filed with the SEC on March 5, 2013, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements. ###

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Three Months Ended March 31,		Non-Cash Purchase Accounting for the Three Months Ended March 31, (1)
	2013	2012	2013	2012

Revenue:
Service revenue
Commercial	$53,700	$51,104	$(56)	$(123)
Government	15,087	15,744	—	—

Total service revenue	68,787	66,848	(56)	(123)
Subscriber equipment	17,331	21,540	—
Engineering and support service	3,071	5,086	—	—

Total revenue	89,189	93,474	(56)	(123)

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	14,476	18,003	(259)	(259)
Cost of subscriber equipment sales	11,120	13,342	—	—
Research and development	1,659	5,689	—	—
Selling, general and administrative	18,365	18,148	9	—
Depreciation and amortization	18,231	24,204	12,371	19,572

Total operating expenses	63,851	79,386	12,121	19,313

Operating profit (loss)	25,338	14,088	(12,177)	(19,436)

Other (expense) income:
Interest income (expense), net	637	68	—	—
Undrawn credit facility fees	(2,096)	(2,779)	—	—
Other (expense) income, net	(1,396)	92	—	—

Total other expense	(2,855)	(2,619)	—	—

Earnings (loss) before income taxes	22,483	11,469	(12,177)	(19,436)
Benefit from (provision for) income taxes	(7,549)	949	4,088	7,116

Net income (loss)	14,934	12,418	(8,089)	(12,320)
Series A Preferred Stock dividends	1,750	—	—	—

Net income attributable to common stockholders	$13,184	$12,418	$(8,089)	$(12,320)

Operational EBITDA	$46,847	$43,865

(1)	The impact of purchase accounting on the carrying value of inventory, favorable lease assets, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $0.2 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue into future periods. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization), which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense, which we expect will continue into future periods. The increase in favorable lease assets and related amortization thereof had the effect of increasing selling, general and administration expense, which we expect will continue into future periods.

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

	Three Months Ended March 31,		% Change
	2013	2012
	(In thousands)
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice and data	$42,445	$41,880	1%
M2M data(2)	11,255	9,224	22%

Total commercial voice and M2M data service	53,700	51,104	5%

Government(3)
Voice and M2M data service
Voice and data	14,204	15,116	-6%
M2M data	883	628	41%

Total government voice and M2M data service	15,087	15,744	-4%

Total service revenue	68,787	66,848	3%

Subscriber equipment	17,331	21,540	-20%

Engineering and support(4)
Government	2,590	4,820	-46%
Commercial	481	266	81%

Total engineering and support	3,071	5,086	-40%

Total Revenue	$89,189	$93,474	-5%

Operational EBITDA
Operational EBITDA	$46,847	$43,865	7%

Other
Capital expenditures (5)	$19,244	$34,791

Net debt (6)	$412,139	$253,502

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(5)	Capital expenditures based on cash spent in the respective period.
(6)	Net debt is calculated by taking the sum of the short term and long term debt less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

Billable Subscribers (1)	As of March 31,		% Change
	2013	2012
	(In thousands, except ARPU)
Commercial
Voice and M2M data service
Voice and data	332	313	6%
M2M data	238	183	30%

Total commercial voice and M2M data service	570	496	15%

Government
Voice and M2M data service
Voice and data	34	36	-6%
M2M data	17	12	42%

Total government voice and M2M data service	51	48	6%

Total billable subscribers	621	544	14%

	Three Months Ended March 31,		% Change
	2013	2012
	(In thousands, except ARPU)
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice and data	—	6	-100%
M2M data	10	15	-33%

Total commercial voice and M2M data service	10	21	-52%

Government
Voice and M2M data service
Voice and data	(2)	(1)	100%
M2M data	2	1	100%

Total government voice and M2M data service	—	—	0%

Total billable subscribers	10	21	-52%

ARPU(2)	Three Months Ended March 31,
	2013	2012
Commercial
Voice and data	$43	$45	-4%
M2M data	$16	$18	-11%
Government
Voice and data	$136	$138	-1%
M2M data	$19	$18	6%

(1)	Subscribers as of the end of the respective period.
(2)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period.